Exhibit 99.4

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Contacts	Financial:
Stephen C. Forsyth 203-969-0666 ext. 425 stephen.forsyth@hexcel.com

Media: Michael W. Bacal 203-969-0666 ext. 426 michael.bacal@hexcel.com

HEXCEL ENTERS INTO AN AGREEMENT TO ISSUE $225.0 MILLION
OF ITS 6.75% SENIOR SUBORDINATED NOTES DUE IN 2015

STAMFORD, Conn. – January 27, 2005–Hexcel Corporation (NYSE/PCX: HXL) today announced that it entered into an agreement to issue $225.0 million of its 6.75% senior subordinated notes due 2015 pursuant to exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).  Hexcel expects the offering to close February 1, 2005, subject to the satisfaction of customary conditions.  Approximately $195 million of the net proceeds of the offering will be used to redeem approximately $185 million principal amount of Hexcel’s existing 9¾% Senior Subordinated Notes due 2009 in accordance with their terms, and to pay the related accrued interest and call premium.  The remaining net proceeds will be used for general corporate purposes, including the repayment of indebtedness.

The 6.75% senior subordinated notes due 2015 issued pursuant to the offering will have registration rights but will not be initially registered under the Securities Act, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior subordinated notes.

This press release is neither an offer to sell nor the solicitation of an offer to buy securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale is unlawful.

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Hexcel Corporation is a leading advanced structural materials company. It develops, manufactures and markets lightweight, high-performance reinforcement products, composite materials and composite structures for use in commercial aerospace, space and defense, electronics, and industrial applications.